EXHIBIT 99.1

    Pacific Capital Bancorp Announces Sale of Two Loan Portfolios

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 20, 2007--Pacific Capital Bancorp (Nasdaq: PCBC) today announced that it has entered into a definitive agreement to sell its Commercial Equipment Leasing and Financing business to LEAF Funding, Inc., LEAF Financial Corporation, and LEAF Commercial Finance Co., LLC. Pacific Capital will receive approximately $280 million from the sale of the business, which equates to approximately 105% of the Bank's net investment in the assets of the Commercial Equipment Leasing portfolio. Pacific Capital will record a gain on sale of approximately $20 million in the second quarter of 2007 related to the sale of this business.

    Pacific Capital also announced the completion of the sale of its Indirect Auto Financing portfolio to Wells Fargo. Pacific Capital received approximately $222 million from the sale of the business, which equates to 100% of the Bank's net investment in the assets of the Indirect Auto Financing portfolio. Pacific Capital will record a loss on sale of approximately $900,000 in the second quarter of 2007 related primarily to the costs of the sale of this business.

    "The exit from these two business lines and the sale of the portfolios reflects our commitment to creating the optimal mix of businesses within the Bank," said George S. Leis, President & Chief Executive Officer of Pacific Capital Bancorp. "We determined that these two businesses were not aligned with our strategic plan or met our targeted internal rates of return. The sale of these portfolios will provide capital that can be better deployed and create greater value for our shareholders."

    Pacific Capital Bancorp, with $7.4 billion in assets, is the holding company for Pacific Capital Bank, N.A., a nationally chartered bank that does business on the Central Coast of California under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and First Bank of San Luis Obispo.

    Forward Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions about the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Financial Relations Board for Pacific Capital Bancorp
             Tony Rossi, Senior Vice President, 310-854-8317